As filed with the Securities and Exchange Commission on January 30, 2006

Registration No. 333-68351

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Vintage Petroleum, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

73-1182669

(I.R.S. Employer Identification No.)

110 West Seventh Street

Tulsa, Oklahoma 74119

(918) 592-0101

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Charles C. Stephenson, Jr.

Vintage Petroleum, Inc.

110 West Seventh St.

Tulsa, Oklahoma 74119

(918) 592-0101

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

ROBERT J. MELGAARD, ESQ.

Conner & Winters, LLP

4000 One Williams Center

Tulsa, Oklahoma 74172-0148

(918) 586-5711

DEREGISTRATION OF SECURITIES

On December 4, 1998, Vintage Petroleum, Inc. (the “Company”) filed a registration statement on Form S-3 (File No. 333-68351) (the “Registration Statement”) which registered, for sale from time to time by one of its stockholders, up to 1,325,000 shares of the Common Stock, par value $0.005 per share, of the Company (the “Common Stock”). The Registration Statement was declared effective by the Securities and Exchange Commission on February 12, 1999.

The Company, Occidental Petroleum Corporation (“Occidental”) and Vintage Petroleum, LLC, formerly known as Occidental Transaction 1, LLC (“Merger Sub”), entered into an Agreement and Plan of Merger dated as of October 13, 2005 (the “Merger Agreement”), pursuant to which, among other things, the Company would be merged with and into Merger Sub, a wholly-owned subsidiary of Occidental and all outstanding shares of Company Common Stock (and associated Rights to purchase Preferred Stock) would be converted into the right to receive $20.00 in cash plus 0.42 of a share of common stock, par value $0.20 per share, of Occidental (these actions are collectively referred to as the “Merger”).

On January 26, 2006, the Company held a special meeting of stockholders at which the stockholders adopted the Merger Agreement and the transactions contemplated thereby.

The Merger became effective following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. In anticipation of the closing of the Merger, the Company has terminated all of its offerings of securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby removes from registration all Common Stock registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on this 30th day of January, 2006.

VINTAGE PETROLEUM, INC.

By:	/S/ C.C. STEPHENSON, JR.
Name:	C.C. Stephenson, Jr.
Title:	Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

	Signature	Title	Date

	/S/ C.C. STEPHENSON, JR. C.C. Stephenson, Jr.	Director, Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	January 30, 2006

	/S/ WILLIAM L. ABERNATHY William L. Abernathy	Director, Executive Vice President and Chief Operating Officer	January 30, 2006

	/S/ WILLIAM C. BARNES* William C. Barnes	Director, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	January 30, 2006

	Rex D. Adams	Director	January , 2006

	/S/ BRYAN H. LAWRENCE* Bryan H. Lawrence	Director	January 30, 2006

	Joseph D. Mahaffey	Director	January , 2006

	Gerald J. Maier	Director	January , 2006

	/S/ JOHN T. MCNABB, II* John T. McNabb, II	Director	January 30, 2006

	/S/ MICHAEL F. MEIMERSTORF* Michael F. Meimerstorf	Vice President and Controller (Principal Accounting Officer)	January 30, 2006

*BY:	/S/ C.C. STEPHENSON, JR. C.C. Stephenson, Jr. Attorney-in-Fact		January 30, 2006

A Power of Attorney authorizing C.C. Stephenson, Jr. to act on behalf of this person has been previously filed with the Securities and Exchange Commission.